UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2026

Newmark Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38329	81-4467492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Park Avenue, New York, NY 10017

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 372-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	NMRK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Barry Gosin to Step Down as CEO of Newmark Group Inc. at Year End; Will Continue as Chairman of Newmark & Co. Real Estate, Newmark’s Operating Company

On August 7, 2026, Newmark Group, Inc. (“Newmark” or the “Company”) announced that Barry M. Gosin will step down as Chief Executive Officer of the Company on December 31, 2026. On August 6, 2026, Mr. Gosin entered into an amended and restated employment agreement (as described below) in which he will remain Chairman of the Company’s operating entity, Newmark & Company Real Estate, Inc. (“Newmark & Co.”), to focus on relevant and impactful topics, as well as to support a seamless transition. Newmark’s Board of Directors (the “Board”) expects to identify a new Chief Executive Officer by year end. Newmark has a deep and experienced leadership team and believes this orderly transition positions the Company for continued success in the years ahead.

On August 7, 2026, the Company issued a press release relating to Mr. Gosin concluding his tenure as CEO. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Third Amended and Restated Gosin Employment Agreement

On August 6, 2026, Mr. Gosin entered into a Third Amended and Restated Employment Agreement (the “2026 Gosin Agreement”) with Newmark Partners, L.P. (“Newmark OpCo”) and Newmark Holdings, L.P. (“Newmark Holdings”), which amends and restates in its entirety the Second Amended and Restated Employment Agreement entered into on August 7, 2024 (the “2024 Gosin Employment Agreement”). The 2026 Gosin Agreement was approved by the Board and the Compensation Committee of the Board of the Company (the “Compensation Committee”).

Pursuant to the 2026 Gosin Agreement, Mr. Gosin’s term of employment will be extended through December 31, 2029 (unless terminated earlier as set forth below). Mr. Gosin will continue as Chief Executive Officer of the Company through December 31, 2026, after which he will continue as Chairman of Newmark & Co. through at least December 31, 2027 with such duties and responsibilities as determined by the Board, for a period of time through no later than December 31, 2029, provided that, subject to the foregoing, the Board in its discretion may remove any such titles or operational roles from Mr. Gosin on and following January 1, 2027 and may terminate his amended and restated employment agreement prior to December 31, 2029 as provided for therein.

For 2027 through 2029, Mr. Gosin will receive $5,000,000 in aggregate annual compensation while employed (comprised of a $1,000,000 base salary and a $4,000,000 cash bonus) and shall be eligible for additional compensation and commissions at the discretion of the Company and all such commissions must be approved by the Compensation Committee. Pursuant to the 2026 Gosin Agreement, the Board may also remove his role or terminate his services prior to December 31, 2029 while continuing to compensate him through that date or convert his role to a non-employee consulting arrangement at an annualized rate of $5,000,000 on substantially similar terms. However, the Company may terminate the 2026 Gosin Agreement prior to December 31, 2029 for Cause (as defined in the 2026 Gosin Agreement, which definition is substantially identical to that in the 2024 Gosin Employment Agreement) or due to Mr. Gosin’s death or disability. Mr. Gosin’s post-employment Non-Compete Payments (as defined in the 2024 Gosin Employment Agreement) will no longer be payable to him.

Under the 2026 Gosin Agreement, the Permitted Activities provisions (as defined in the 2024 Gosin Employment Agreement) are modified to (i) permit Mr. Gosin to invest alongside outside investors via a fund raised by him alone or with others (excluding anyone employed or retained by, or otherwise associated with, the Company of any of its affiliates without Board consent), (ii) provide that Mr. Gosin may invest in institutional real estate funds except where he knew or, after reasonable due diligence should have known, that such fund is owned, controlled, or managed by the Company’s brokerage competitors, and (iii) require Mr. Gosin to offer the Company the opportunity to service associated properties, replacing the prior requirement to offer the Company up to a 50% partnership interest in such investments. All other material terms of the 2024 Gosin Employment Agreement remain unchanged.

The foregoing description of the 2026 Gosin Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2026 Gosin Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

The exhibit index set forth below is incorporated by reference in response to this Item 9.01.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement, dated as of August 6, 2026, by and among Newmark Partners, L.P., Newmark Holdings, L.P. and Barry M. Gosin.

99.1	Newmark Group, Inc. press release dated August 7, 2026

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Newmark Group, Inc.

Date: August 7, 2026	By:	/s/ Stephen M. Merkel
	Name:	Stephen M. Merkel
	Title:	Chief Legal Officer

[Signature Page to Form 8-K relating to 2026 Gosin Agreement]

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